UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2004

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

610-341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section	2 - Financial Information.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 19, 2004, WinCup Holdings, Inc., a wholly owned subsidiary of Radnor Holdings Corporation (the “Company”), borrowed approximately $4.8 million (the “Loan”), to finance the purchase of equipment. The Loan is governed by the terms of a Promissory Note executed by the Company on November 19, 2004 (the “Note”). The Loan will be repaid in sixty consecutive, equal installments of principal and interest at the rate of 7.5750% per annum, commencing January 1, 2005, and is subject to customary events of default, such as nonpayment of principal and interest, that could result in acceleration of the amount due thereunder. The Loan is secured by a purchase money security interest in the equipment in favor of the lender and guaranteed by Radnor Holdings Corporation. The aggregate amount of the Company’s outstanding principal indebtedness owed to the lender pursuant to a master Loan and Security Agreement is approximately $14.7 million. All of the Company’s obligations under the master Loan and Security Agreement are cross-defaulted and cross-collateralized.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Date: November 24, 2004	By:	/s/ Michael T. Kennedy
Michael T. Kennedy
President and Chief Executive Officer

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